EXHIBIT 99.1

NEWS
FINANCIAL
RELATIONS BOARD

                                                                                       RE:  NN, Inc.
2000 Waters Edge Drive
     Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
August 3, 2006

NN, INC. REPORTS SECOND QUARTER 2006 RESULTS
Earnings Per Share Rise 5% For The Quarter and 16% For
The Six Month Period

Johnson City, Tenn, August 3, 2006 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2006. Net sales for the second quarter of 2006 decreased slightly to $83.6 million from $83.8 million for the same period of 2005. Net income for the second quarter of 2006 totaled $3.5 million, or $0.20 per diluted share, compared to $3.3 million, or $0.19 per diluted share for the second quarter of 2005, an increase of 6.1% and 5.3%, respectively.

Net sales for the first half of 2006 were $169.6 million, compared to $170.5 million for the same period of 2005. Net income for the first half of 2006 totaled $8.7 million, or $0.50 per diluted share, compared to $7.3 million, or $0.43 per diluted share for the same period of 2005, an increase of 19.2% and 16.3%, respectively. Net income for the first half of 2006 includes an after-tax gain on the sale of excess land of $1.5 million or $0.08 per diluted share and an after-tax write-off of certain unused equipment of $667,000 or $0.04 per diluted share, both recorded in the first quarter.

James H. Dorton, Vice President and Chief Financial Officer, commented, “Revenues of $169.6 million for the first half of 2006 were down compared to $170.5 million for the same period in 2005. Increased revenues from our global business units for the six month period were offset by the negative effects of currency translation. In the absence of this currency movement during the first half of the year, revenues would have been approximately $175.0 million, an increase of 2.6% over the same period in 2005.

“As a percentage of net sales, 2006 second quarter cost of products sold was 77.7% compared to 78.8% recorded in the prior year. Year-to-date cost of products sold was 77.2% in 2006 as compared to 78.4% for the same period last year. The improvement in our cost of products sold relative to sales was the result of the timing of material price pass through to certain customers and Level 3 cost reduction and efficiency initiatives.”

“Selling, general and administrative expenses were $7.1 million or 8.5% of net sales for the second quarter of 2006 as compared to $7.3 million, or 8.7% of net sales for the second quarter of 2005. Selling, general and administrative expenses for the first half of 2006 remained on plan at 8.7% of net sales as compared to 8.7% of net sales for the same period in 2005.”

Mr. Dorton continued, “During the second quarter we purchased 36,347 shares under our previously announced stock repurchase plan which brings the total shares purchased through the end of June 2006 to 56,821 shares. The program allows for the purchase of up to $10.0 million of the Company’s outstanding stock. This program commenced in mid-March of 2006 and will continue for 18 months thereafter.”

“We have paid down debt by $3.7 million during the first half of the year. At this rate, we are running slightly behind our debt reduction goal of approximately $10.0 million for the full year of 2006. This was due to traditionally higher working capital needs for the first half of the year; however, we remain committed to our goal and will take measures in the second half of the year to more aggressively manage our working capital needs. The $10.0 million debt reduction goal assumes the full funding of the stock repurchase plan of up to $10.0 million and excludes the impact of any potential new acquisitions that may occur during the year.”

Mr. Dorton concluded, “At the end of the quarter, the remaining balance of our variable rate revolving credit facility was $18.9 million. On June 30, 2007, this credit facility matures; therefore, we have begun the process of negotiating with a bank group a new syndicated five year, $90.0 million loan agreement. This new credit facility will provide us with the necessary capital structure to execute our strategic growth plan. We anticipate the completion of this new credit facility in the third quarter of this year.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “For the remainder of 2006, we expect similar economic conditions to those we have experienced in the U.S. and Europe for the first six months of this year. Therefore, our guidance for the full year remains unchanged with estimated total year revenues at approximately $325 million and full year earnings to be in the range of $0.86 to $0.92 per diluted share.”

Mr. Baty further commented, “While we remain focused on the disciplined management of our current operations, we are pursuing new opportunities to grow our business which are consistent with our recently developed five year strategic growth plan. To execute this plan, we will focus on three major areas of potential growth: further geographic expansion of existing bearing component products; acquisitive growth of both captive and independent businesses within bearing components, and identified acquisition opportunities that leverage our competencies in related high precision steel component manufacturing.”

Mr. Baty concluded, “Our five year objectives are to grow revenues and earnings at a compound annual rate which would double the size of the Company over the five year planning horizon. We believe the current plan provides a clear strategic direction to achieve our objectives and to create long-term value for our customers, employees and shareholders.”

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2005.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$ 83,554	$ 83,787	$ 169,571	$ 170,502
Cost of products sold (exclusive of depreciation shown separately below)	64,905	66,005	130,904	133,670
Selling, general and administrative	7,063	7,297	14,744	14,782
Depreciation and amortization	4,425	4,130	8,587	8,303
Loss on disposal of assets	4	2	(726)	6
Income from operations	7,157	6,353	16,062	13,741

Interest expense, net	1,021	1,025	2,007	2,008
Other (income) expense, net	449	(168)	240	(340)
Income before provision for income taxes	5,687	5,496	13,815	12,073
Provision for income taxes	2,234	2,184	5,100	4,736
Net income	$ 3,453	$ 3,312	$ 8,715	$ 7,337

Diluted income per common share	$ 0.20	$ 0.19	$ 0.50	$ 0.43

Weighted average diluted shares	17,369	17,328	17,365	17,252

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

Assets
Current Assets:
Cash	$ 11,792	$ 10,856
Accounts receivable, net	58,537	47,297
Inventories, net	36,538	38,096
Other current assets	12,310	9,701
Total current assets	119,177	105,950

Property, plant and equipment, net	121,987	118,829
Goodwill, net	43,049	41,648
Other assets	3,987	3,228
Total assets	$ 288,200	$ 269,655

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 44,312	$ 41,660
Accrued salaries and wages	12,705	12,407
Current portion of long-term debt	18,917	4,668
Other liabilities	8,917	6,104
Total current liabilities	84,851	64,839

Deferred income taxes	16,435	15,128
Long-term notes payable	40,000	57,900
Other	17,007	15,714
Total liabilities	158,293	153,581

Total stockholders’ equity	129,907	116,074

Total liabilities and stockholders’ equity	$ 288,200	$ 269,655